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             [GOODWIN, PROCTER & HOAR LLP LETTERHEAD APPEARS HERE]

                                                                    EXHIBIT 5.1

                                 June 20, 1997

California Jockey Club
2600 South Delaware Street
P.O. Box 1117
San Mateo, CA 94403

Bay Meadows Operating Company
2600 South Delaware Street
P.O. Box 5050
San Mateo, CA 94402

  Re: Legality of Securities to be Registered under Regulation Statement on Form S-3

Ladies and Gentlemen:

  This opinion is delivered in our capacity as special counsel to California Jockey Club, a Delaware corporation ("Cal Jockey"), and Bay Meadows Operating Company, a Delaware corporation ("Bay Meadows" and together with Cal Jockey, the "Companies"), in connection with the Companies' registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an indeterminate amount of (i) shares of common stock, $.01 par value, of Cal Jockey and shares of common stock, $.01 par value, of Bay Meadows which are "paired" and traded as units consisting of one share of common stock of Cal Jockey and one share of common stock of Bay Meadows and (ii) shares of preferred stock, $.01 par value, of Cal Jockey and shares of preferred stock, $.01 par value, of Bay Meadows which may be, but are not required to be "paired," authorized for issuance under the Certificate of Incorporation, as amended to date, of each of the Companies with an aggregate public offering price of up to $500,000,000 (such securities being referred to collectively as the "Securities"). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a "Prospectus Supplement") to the prospectus contained in the Registration Statement.

  We have examined the Certificate of
Incorporation of each of the Companies, as amended to the date hereof and on file with the Secretary of State of the State of Delaware, the Bylaws of each of the Companies, such records of corporate proceedings of the Companies as we deem appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.

  Based upon the foregoing, we are of the opinion that, when specifically authorized for issuance by the Board of Directors of each of the Companies or an authorized committee thereof (the "Authorizing Resolution") and when issued as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, and upon receipt by the Companies of the consideration provided for in the Authorizing Resolution, the Securities will be duly authorized, legally issued, fully paid and nonassessable.

  We hereby consent to being named as special counsel to the Companies in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,



                                          /S/ GOODWIN, PROCTER & HOAR LLP